Exhibit 99.1

THE SHARPER IMAGE®
650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

November 3, 2005

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS OCTOBER SALES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of October, third quarter and the first nine months of the fiscal year ending January 31, 2006.

October Sales

For the calendar month ended October 31, 2005, total Company sales were $45.9 million compared to $60.3 million in the previous year, a decrease of 24 percent; the October 2004 increase was 22 percent. Total store sales were $25.9 million compared to $29.2 million in the prior October, a decrease of 11 percent; the October 2004 total store sales increase was 16 percent. Comparable store sales in October decreased 18 percent; in October 2004, comparable store sales increased one percent. Total catalog sales/direct marketing sales (including wholesale) were $13.5 million compared to last October’s $22.8 million, a decrease of 41 percent; the October 2004 increase was 32 percent. Internet sales were $6.5 million compared to last October’s $8.3 million, a decrease of 22 percent; the October 2004 increase was 21 percent.

Third Quarter Sales

For the three months ended October 31, 2005, total Company sales were $119.6 million compared to $150.0 million in the previous year, a decrease of 20 percent; the 2004 third quarter increase was 20 percent. Total store sales for the third quarter were $71.0 million compared to $80.1 million in the prior year, a decrease of 11 percent; the 2004 third quarter total store sales increase was 15 percent. Comparable store sales for the third quarter decreased 18 percent, compared to a decrease of one percent for the third quarter a year ago. Total catalog sales/direct marketing sales (including wholesale) for the third quarter were $31.2 million compared to last year’s $48.8 million, a decrease of 36 percent; the 2004 third quarter increase was 28 percent. Internet sales for the third quarter were $17.4 million compared to last year’s third quarter sales of $21.0 million, a decrease of 17 percent; the 2004 third quarter increase was 24 percent.

Year-to-Date Sales

For the nine months ended October 31, 2005, total Company sales were $394.5 million compared to $448.1 million in the previous year, a decrease of 12 percent; the 2004 year-to-date increase was 25 percent. Total store sales for the nine months were $237.1 million compared to $247.5 million in the prior year, a decrease of four percent; the 2004 year-to-date total store sales increase was 19 percent. Comparable store sales year-to-date decreased 15 percent, compared to an increase of three percent year-to-date in 2004. Total catalog sales/direct marketing sales (including wholesale) year-to-date were $98.4 million compared to last year’s $132.9 million, a decrease of 26 percent; the 2004 year-to-date increase was 32 percent. Internet sales year-to-date were $59.0 million compared to last year’s $67.7 million, a decrease of 13 percent; the 2004 year-to-date increase was 32 percent.

Operations Discussion

“October sales were in line with our previously reduced expectations,” said Richard Thalheimer, founder, chairman and chief executive officer. “We are reiterating our expectation of third quarter results to be a net loss in the range of $0.65 to $0.75 per share.

“During the third quarter, we experienced year over year declines in a number of our key categories. Additionally, we are facing a particularly weak consumer spending environment. Despite what we view to be a strong selection of exclusive products, we continue to see slow customer traffic in our stores and are experiencing sluggish response to our direct marketing efforts.

“We opened one new store in October: Firewheel Town Center in Garland, Texas. Year-to-date, we have opened 13 new stores and we are on track to open a total of 19 new stores in fiscal 2005. We currently operate 186 stores in 37 states and the District of Columbia,” concluded Mr. Thalheimer.

Conference Call for Third Quarter Earnings

Interested parties are invited to listen November 22, 2005, to a live conference call discussing third quarter earnings at 1:30 p.m. Pacific, 4:30 p.m. Eastern time, at www.sharperimage.com or by calling 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the call from www.sharperimage.com, click on “Investor Relations.” A replay of the conference call will be available starting at 7:30 p.m., November 22 to 12:00 Midnight, Eastern Time, November 27, by dialing 800-642-1687 and entering code number 2128227. The replay for the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 2128227.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 186 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 97 million; and its primary Website, http://www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.